   As filed with the Securities and Exchange Commission on February 4, 2000.
================================================================================

                      SECURITIES AND EXCHANGE COMMISSION
                             Washington, DC  20549

                               ----------------
                                   FORM S-8
                            REGISTRATION STATEMENT
                                     UNDER
                          THE SECURITIES ACT OF 1933

                        CONVERGENT COMMUNICATIONS, INC.
            (Exact Name of Registrant as Specified in its Charter)

          Colorado                                         4813                          84-1337265
(State or Other Jurisdiction                    (Primary Standard Industrial          (I.R.S. Employer
of Incorporation or Organization)               Classification Code Number)        Identification Number)

                     400 Inverness Drive South, Suite 400
                           Englewood, Colorado 80112
         (Address of Principal Executive Offices, including Zip Code)

                        Convergent Communications, Inc.
                              401(k) Savings Plan

                           (Full Title of the Plan)

                               MARTIN E. FREIDEL
                        Convergent Communications, Inc.
                 Executive Vice President and General Counsel
                     400 Inverness Drive South, Suite 400
                           Englewood, Colorado 80112
                    (Name and Address of Agent for Service)
                                (303) 749-3000

         (Telephone Number, Including Area Code, of Agent for Service)

                                ---------------

                                  Copies to:
                            RICHARD M. RUSSO, Esq.
                          Gibson, Dunn & Crutcher LLP
                      1801 California Street, Suite 4100
                          Denver, Colorado 80202-2641
                                (303) 298-5700

                                ---------------

==========================================================================================================
                        CALCULATION OF REGISTRATION FEE
==========================================================================================================
                                                  Proposed          Proposed Maximum
  Title of Securities     Amount to be        Maximum Offering     Aggregate Offering       Amount of
   to be registered        Registered       Price Per Share (1)        Price (1)        Registration Fee
----------------------------------------------------------------------------------------------------------
Common stock, no par
value (2).............        423,844               N/A               $ 3,880,822         $ 1,024.54
----------------------------------------------------------------------------------------------------------

Common stock (3)              326,156               N/A               $ 2,986,366         $   788.40
----------------------------------------------------------------------------------------------------------

         Total.........       750,000               N/A               $ 6,867,188         $ 1,812.94*
----------------------------------------------------------------------------------------------------------

In addition, pursuant to Rule 416(c) under the Securities Act of 1933, this registration statement on Form S-8 also covers an indeterminate amount of plan interests, to be offered or sold pursuant to the employee benefit plan described herein.

 * The filing fee of $1,812.94 was sent by two separate wires on January 2, 2000, one in the amount of $1,782.00 and the other in the amount of $30.94.

(1)  Estimated solely for the purpose of calculating the registration fee.

(2) These shares are offered under our 401(k) savings plan, a profit sharing plan which is qualified under Section 401(a) of the Internal Revenue Code and which provides for contributions pursuant to Section 401(k) of the Code. Pursuant to Rule 457(h)(1), the filing fee for these shares is calculated based upon the average high and low prices of our common stock reported on January 31, 2000, which was $9.15625 per share.

(3) These shares are offered for resale and were issued under the plan set forth above. Pursuant to Rule 457(h)(3), the filing fee for the 326,156 shares that have been issued is calculated based upon the average high and low prices of our common stock reported on January 31, 2000, which was $9.15625 per share.

================================================================================

                            INTRODUCTORY STATEMENT

     Convergent Communications, Inc., a Colorado corporation, hereby files this registration statement on Form S-8 relating to 750,000 shares of our common stock, no par value, issuable in connection with our 401(k) savings plan (the "Plan").

     The shares of our common stock, reserved for issuance or to be awarded pursuant to the Plan, have not been registered under the Securities Act. However, we have issued shares under the Plan pursuant to a valid exemption from the registration requirements of the Securities Act, resulting in the issuance by us of restricted shares of common stock.

     This registration statement is intended to register the following for issuance by us:

     1.   423,844 shares of common stock that we may issue pursuant to the Plan.

     Also, this registration statement, and the reoffer prospectus included herein, is intended to register the following for reoffer and/or resale:

     1. 326,156 restricted shares of common stock that we have issued under the Plan pursuant to a valid exemption from the registration requirements of the Securities Act; and

     2. Shares of common stock that may be acquired in the future under the Plan by persons who may be considered our affiliates as defined by Rule 405 under the Securities Act.

     The materials constituting the reoffer prospectus have been prepared pursuant to Part I of Form S-3, in accordance with General Instruction C to Form S-8.

REOFFER PROSPECTUS

                        CONVERGENT COMMUNICATIONS INC.

                                 Common stock
                                (no par value)
                             Up To 750,000 Shares

     This Prospectus relates to up to 750,000 shares of common stock, no par value, of Convergent Communications, Inc. that were acquired or will be acquired pursuant to our 401(K) savings plan (the "Plan") by, and which may be offered for resale from time to time by, certain of our employees and our subsidiaries named in Annex 1 hereto (the "Selling Shareholders").

     We will not receive any of the proceeds from the sale of the common stock (hereinafter, the "Securities"). We will pay all of the expenses associated with the registration of the Securities and this Prospectus. The Selling Shareholders will pay the other costs, if any, associated with any sale of the Securities.

     Our common stock is quoted on the NASDAQ National Market under the symbol "CONV." On January 31, 2000, the last reported sale price per share of our common stock, as quoted on the NASDAQ National Market, was $9.15625.



          THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.


                        _______________________________


               The date of this Prospectus is February 4, 2000.

                             AVAILABLE INFORMATION

     We have filed a registration statement on Form S-8 with the Securities and Exchange Commission under the Securities Act of 1933. This Prospectus omits some information and exhibits included in the registration statement, copies of which may be obtained upon payment of a fee prescribed by the Commission or may be examined free of charge at the principal office of the Commission in Washington, D.C.

     We are subject to the informational requirements of the Securities Exchange Act of 1934, and in accordance therewith file reports, proxy statements and other information with the Commission. The reports, proxy statements and other information filed by us with the Commission can be inspected and copied at the public reference facilities maintained by the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, and at the regional offices of the Commission located at 500 West Madison Street, Room 1400, Chicago, Illinois 60606 and at the Jacob K. Javits Federal Building, 75 Park Place, New York, New York 10278. Copies of filings can be obtained from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. In addition, the Commission maintains a website that contains reports, proxy and informational statements and other information filed electronically with the Commission at http://www.sec.gov.

                          INCORPORATION BY REFERENCE

     The following documents previously filed by us with the Commission are incorporated in this registration statement by reference:

     (1) Our Prospectus filed on July 20, 1999 pursuant to Rule 424(b) of the Securities Act;

     (2) The Plan's Annual Report on Form 11-K for the year ended December 31, 1998;

     (3) Our Quarterly Reports on Form 10-Q/A for the quarters ended March 31, 1999 and June 30, 1999 and our Quarterly Report on Form 10-Q for the quarter ended September 30, 1999;

     (4)  Our Current Report on Form 8-K filed on August 19, 1999; and

     (5) The description of our common stock contained in our registration statement on Form S-1 (Registration No. 333-78483) under the caption "Description of Capital Stock".

     All reports and other documents that we file pursuant to Sections 13(a) and 13(c), 14 and 15(d) of the Exchange Act prior to the filing of a post-effective amendment which indicates that all securities offered hereunder have been sold or which deregisters all such securities then remaining unsold are incorporated by reference in this registration statement and to be a part hereof from the date of filing of such reports and documents.

                                 RISK FACTORS

We Have a Limited Operating History

     We have only been operating since March 1996. Accordingly, we have a limited operating history upon which an evaluation of our performance and prospects can be based. We face all of the risks common to companies in their early stage of development in an emerging industry, including:

       .  under capitalization;

       .  cash shortages;

       .  high capital expenditures;

       .  an unproven business model;

       .  difficulties in managing rapid growth; and

       . lack of sufficient customers, revenue, cash flow or EBITDA to be self-sustaining.

     In addition, since we are a new company, we have limited experience in providing some of the products and services we currently offer, including Internet access, web development and hosting services, electronic commerce solutions, virtual private networks, frame relay and transport services. Our failure to address any of the risks described above could have a material adverse effect on our business, financial condition and results of operations and on the price of our common stock.

We Have Experienced Increasing Negative EBITDA, Operating Losses and Net Losses

     Since our formation we have generated larger negative EBITDA, operating losses and net losses each quarter. For 1998, we had negative EBITDA of $30.0 million, an operating loss of $37.5 million and a net loss of $50.6 million.
For the first three quarters of 1999, we had negative EBITDA of $41.9 million, an operating loss of $53.8 million and a net loss of $69.4 million. Our preliminary estimates for the quarter ended December 31, 1999, include a range of $48 million to $50 million for fourth quarter revenue, and 1999 year-end revenue of $160 million to $162 million, up from $24.8 million in revenue for the quarter ended December 31, 1998, and $61.6 million in revenue for the year ended December 31, 1998. These trends will need to be reversed or our common stock will lose its value. We cannot assure you that we will achieve or sustain positive EBITDA, operating income or net income in the future. If we cannot, we may not be able to meet our working capital requirements or pay interest on our debt, which would have a material adverse effect on our business, financial condition and results of operations and on the price of our common stock.

We Have an Unproven Business Model

     Our business strategy is unproven. To be successful, we must convince prospective customers to entrust their data and voice operations to a company without a long and proven track record. We are not aware of any companies that have a directly comparable business. We cannot assure you that our services will be widely accepted. The prices we charge for services and products may be higher than those charged by our competitors. In addition, the prices of communications services and products have fallen historically, and we expect them to continue to fall. We may be required to reduce prices periodically to respond to competition and to generate adequate sales volume. The failure to achieve or sustain adequate pricing levels or to achieve or sustain a profitable business would have a material adverse effect on our business, financial condition and results of operations and on the price of our common stock.

Enterprise Network Services is a New Business Area

     Currently there is no significant established market for Enterprise Network Services. We have derived virtually all of our revenue from the sale of data and voice products and services, not Enterprise Network Services. Our revenue from the sale of Enterprise Network Services has been limited and we did not have any revenue from these services until late 1997 and had only $2.0 million of such revenue in 1998. As of September 30, 1999, we had entered into long-term Enterprise Network Services contracts with 47 customers, representing approximately $36.4 million in contract value. We generated approximately $2.8 million in revenue from Enterprise Network Services contracts for the first three quarters of 1999. We may not be able to foresee future difficulties in providing these services. Although we intend to substantially increase our revenue from our Enterprise Network Services, there is limited historical information about our ability to enter into and service these contracts. As a result, we have a limited basis upon which you can evaluate our past or future performance. If we fail to develop a market for our Enterprise Network Services, there will be a material adverse effect on our business, financial condition and results of operations and on the price of our common stock.

We Have Substantial Leverage and Debt Service Obligations

     We have a significant amount of debt in relation to our equity. At September 30, 1999, we had $190.4 million in debt and a $70.2 million shareholders' equity. We expect to incur substantial additional debt. Our relatively high leverage could negatively affect our company in a number of ways, including:

          . making it more difficult to obtain additional financing when needed for our operations, acquisitions, expansions or financing our Enterprise Network Services (a service offering in which we own communications assets inside our customers' premises);

          . limiting our flexibility in responding to downturns in the economy or in our business;

          .  reducing funds available for other corporate purposes;

          . placing us at a disadvantage compared to our competitors who have less debt; and

          .  making it more difficult for us to pay our debts.

     For example, our 13% Senior Notes require interest payments of $20.8 million each year. Our operating loss in 1998 was $37.5 million and for the first three quarters of 1999 was $53.8 million. Due to our operating losses we placed approximately $56.8 million of the proceeds from the sale of our 13% Senior Notes into an escrow account to provide for the payment of interest on our 13% Senior Notes through April 1, 2001. Thereafter, a significant portion of our cash flow from operations, if any, will be dedicated to interest payments on our debt, thereby reducing funds available for other corporate purposes.

     Any of the above described factors could have a material adverse effect on our business, financial condition and results of operations and on the price of our common stock.

We May Require Significant Amounts of Additional Capital

     If we are not successful in implementing our business plan in a relatively short period of time, we will need to raise additional funds from other sources. In addition, we could require additional capital due to material shortfalls in our operating and financial performance or if we are more aggressive in our expansion than currently contemplated. We cannot assure you that we will be successful in raising sufficient debt or equity capital on a timely basis, on acceptable terms, or at all. If we fail to obtain any necessary financing, we could be compelled to alter our business strategy, delay or abandon some of our future plans or expenditures, sell assets or default on interest payments on our debt. Any of these events would have a material adverse effect on our business, financial condition and results of operations and on the price of our common stock.

     In July 1999, we entered into a $103.5 million equipment credit facility with Cisco Systems Capital Corporation of which $9.5 million has been utilized and an additional $13.5 million is currently available. The Cisco facility contains certain customary covenants, including financial maintenance covenants. Some of the financial maintenance covenants are aggressive and may require us to accelerate our business plan or renegotiate the covenants in the future in order to satisfy those covenants or avoid a potential default under the facility. We cannot provide you any assurance that we will be able to satisfy these financial maintenance covenants.

We Face Risks Involving Acquired Businesses.

     We have grown rapidly over the past two years by acquiring other businesses. We expect that a portion of our future growth will result from selective strategic acquisitions. Growth through acquisitions entails numerous risks, including:

          .  difficulties in assimilating the operations, personnel, products,

          . technologies and financial, computer, payroll and other systems of the acquired businesses;

          . diversion of resources from our existing businesses, including potential distraction of our management team;

          . entering geographic and business markets in which we have little or no prior experience;

          .  unanticipated liabilities or contingencies of acquired businesses;

          . dilution to existing shareholders if we use stock to acquire businesses;

          . amortization of goodwill from acquired businesses, which will reduce our earnings per share; and

          . the potential loss of key employees or customers of the acquired businesses.

     We have encountered most of these issues in the past. For example, as a result of our acquisitions, at September 30, 1999, we had $49.1 million of goodwill, net of amortization, which is being amortized over 10 years. We may encounter any of these issues in the future. In particular, we may issue common stock to pay for acquisitions.

     We cannot assure you that we will be able to integrate successfully any businesses that we might acquire in the future. Our failure to do so could have a material adverse effect on our business, financial condition and results of operations and on the price of our common stock.

Our Switching Platform Has a Very Limited Performance History

     Our multi-service data and voice switching platforms incorporate a number of independent components manufactured by other companies. While all of the components of our switching platforms have established histories of successful performance as individual products, our unique integrated architecture has a very limited operating history.

     We have installed 16 switching platforms and intend to install additional switching platforms that will utilize a new switch being manufactured by Cisco Systems, Inc. Currently, Cisco is the only manufacturer of this switch and we believe we will be the first company to deploy this switch nationwide. Any failure by Cisco to provide these switches to us on a timely basis would delay the roll-out of our data service capabilities and our business plan.

     If any of our switching platforms contain undetected design faults or "bugs," interruption of service to our customers or delay in our deployment could negatively affect our financial performance. We cannot assure you that our switching platforms will perform as expected or that we will be successful in deploying them in all of our markets in a timely manner. These factors could have a material adverse effect on our business, financial condition and results of operations and on the price of our common stock.

We Face Risks Associated with Implementing Our Business and Growth Strategies

     We are highly leveraged. Our high leverage makes our success, and the return to our shareholders, extremely dependent on our ability to successfully implement our business and growth strategies. We are expanding rapidly. This expansion has increased our operating complexity and strains our management resources. The successful expansion and development of our operations (including the acquisition of additional businesses) depends on a number of factors including our ability to:

       .  design, market and sell new products and services;

       . maintain a high level of quality for our services and products while controlling costs;

       . develop new customer relationships and achieve a sufficient customer base; increase brand recognition;

       .  access potential markets;

       .  identify, complete and integrate suitable acquisitions;

       .  obtain any required government authorizations, franchises and permits;

       .  hire and retain qualified personnel;

       .  obtain financing; and

       .  install and operate our multi-service switching platform.

     Our failure to accomplish any of the foregoing could have a material adverse effect on our business, financial condition and results of operations and on the price of our common stock.

We Are Still Developing Our Operational Support System

     We are in the process of developing an advanced operational support system which is designed to integrate all of our internal support systems and include a full array of order management, customer service, billing and financial applications. Our operational support system is designed to permit customer care, sales engineering, service management, service delivery, accounting and inventory sales management personnel to access a single customer record. We believe that our operational support system is a critical element in providing customer care. However, we have not completed the integration of all applications that will be part of our operational support system. We also have not completed the integration of some of our more recently acquired businesses with our operational support system. Our failure to successfully and timely:

       .  implement all applications of our operational support system,

       . integrate all the customer records and the billing, ordering, inventory management, accounting and other financial information systems of the businesses we have acquired or will acquire onto our operational support system,

       .  identify all of our information and processing needs,

       . repair "bugs" and design defects that may exist in our operational support system, and

       .  maintain and upgrade our operational support system as necessary,

could have a material adverse effect on our business, financial condition and results of operations and on the price of our common stock.

Voice Over Internet Protocol is New Technology

     We face risks in deploying voice over Internet Protocol technologies, which are new, developing and unproven. We currently carry a limited amount of voice calls on some local area networks, wide area networks, virtual private networks and the networks inside the premises of our Enterprise Network Services customers through the use of Internet Protocol. We anticipate using Internet Protocol to carry much of our customers' voice calls on our network in the future. Traditionally, voice calls have been transmitted by keeping a circuit or line between the people on the call constantly open. This method of transmitting voice calls is inefficient because during conversations there are pauses and periods of silence when the capacity of the circuit is not being used. Voice over Internet Protocol transmission is designed to eliminate this inefficiency. This technology breaks the voice conversation into "packets" of information and sends those packets over transmission lines individually. The packets are then re-assembled at or near their destination so the parties are able to have a conversation. When the parties on the call pause or are silent, there are no packets transmitted and the transmission lines can be used for other purposes. This technology promises to substantially reduce the cost of
carrying voice conversations.   Voice over Internet Protocol transmission is
under development, is extremely complex and we are currently using it only to carry voice transmissions on the local area networks, wide area networks, virtual private networks and the networks inside the premises of our Enterprise Network-Services customers. Some telecommunications companies (including ICG Communications, Inc., IDT Corporation and RSL Communications Ltd.) are carrying calls over similar technologies today and many others are developing this technology. However, we believe that their transmission quality for external calls over IP networks is not yet as good as the quality of traditional voice transmission methods. Accordingly, there is a risk that we will not be able to develop this technology well enough to be able to use it for all of our customers' voice traffic and, therefore, will not be able to enjoy the anticipated cost reductions.

     We are making a large capital investment in this new technology. The switches we expect to buy from Cisco Systems, Inc. are designed to be able to provide voice transmission over Internet Protocol. If we are not eventually able to provide voice over IP transmission with these switches for all of our customers' voice traffic, some of the value of our investment in these switches may be lost. Furthermore, it is not clear today which of the emerging versions of this technology will prevail. Many telecommunications companies have far more experience with these types of issues than we do. Our failure to successfully offer Internet Protocol transmission on our network for all our customers' voice traffic could have a material adverse effect on our business, financial condition and results of operations and on the price of our common stock.

We Are Dependent Upon the Products and Services of Others

     Successful operation of our business requires that we provide superior products and services. Although we can exercise direct control over the customer care and support services we provide, many of the products and services we offer are provided by others. These products and services are subject to physical damage, power loss, capacity limitations, software defects, breaches of security (by such things as computer viruses and "hackers") and other factors. These problems, even if not caused by us, could lead to a decrease in our revenue and as a result could have a material adverse effect on our business, financial condition and results of operations and on the price of our common stock.

We Have a Long Sales Cycle and Upfront Expenses for Enterprise Network Services

     The Enterprise Network Services solutions we offer have not historically been available to small and medium sized businesses. As a result, making a sale often requires a significant amount of time and upfront expense to educate customers regarding the benefits of Enterprise Network Services. Potential Enterprise Network Services customers tend to engage in extensive internal reviews before deciding to engage us. Due to the long sales cycle, our revenues may fluctuate substantially and any given period may include substantial selling expenses without related revenue. These risks could have a material adverse effect on our business, financial condition and results of operations and on the price of our common stock.

There Are Credit Risks Associated with Leasing Equipment and with Providing Enterprise Network Services

     When a company agrees to become one of our Enterprise Network Services customers, we purchase and own all or a portion of the customer's existing communications equipment. We may also purchase and own additional communications equipment and install it on the customer's premise. The customer agrees to pay us a monthly charge for a fixed term, usually three to five years. In addition, we provide leasing options for our customers who prefer to lease our communications equipment rather than contract for our Enterprise Network Services. If a customer defaults on a payment under an Enterprise Network Services contract or a lease, we will have the right to remove our property from the customer's premises. If we are forced to remove our equipment due to a customer's failure to pay, there are likely to be substantial delays and expenses in removing our equipment, and the equipment may be damaged or become obsolete in the interim, thereby making it more difficult to reuse or resell the equipment. In addition, we may not be able to resell the equipment at a price that allows us to recover our cost. We have limited experience dealing with the risks posed by a payment default, and such risks could have a material adverse effect on our business, financial condition and results of operations and on the price of our common stock.

Tie Communications Had Financial Problems in the Past

     At the time we acquired the assets of Tie Communications, Tie was in bankruptcy. Although we believe that Tie's previous financial difficulties were the result of problems which we did not acquire, we cannot assure you that we will be able to remedy all of the problems which led to Tie's bankruptcy. Tie also had previously declared bankruptcy in 1991, primarily as a result of an inability to service its indebtedness. If we fail to remedy these types of financial problems, it could have a material adverse effect on our business, financial condition and results of operations and on the price of our common stock.

We Are Subject to Fluctuations in Our Financial Results.

     Our revenue and operating results have in the past varied and in the future may vary significantly from quarter to quarter and from year to year as a result of a number of factors. These factors may include:

       .  the size and timing of contracts for Enterprise Network Services;

       .  customer requirements;

       .  the ability to retain and expand sales to existing customers;

       . our ability to maintain or increase current rates of sales productivity;

       .  the level of price and product competition; and

       .  the size and timing of future acquisitions.

     As a result of all of these factors, it is possible that in any future quarter our operating results could be below the expectations of securities analysts and investors. In this event, there could be a material adverse effect on the price of our common stock.

We Face Risks Selling Used Equipment We Purchase

     Our Enterprise Network Services strategy includes purchasing our customers' equipment, such as private branch exchanges (PBXs), computers and other data and voice equipment. The equipment we purchase from customers may be replaced by more technologically advanced equipment. To maintain our margins for Enterprise Network Services, we will need to resell the used equipment. In addition, we lease equipment to some of our customers, and that equipment may also need to be sold at the end of the lease term. Some of the equipment may be damaged or obsolete when we try to resell it. The pricing of our Enterprise Network Service contracts and our leases is based on our assumptions regarding timing and resale prices for this used equipment. However, we might not be able to resell this used equipment in a timely manner at acceptable prices, and any failure to do so could have a material adverse effect on our business, financial condition and results of operations and on the price of our common stock.

We Face Competition From Many Sources

     We compete for business with many companies that have much greater financial resources, are more geographically diverse, have better name recognition and have larger customer bases than we do. Numerous competitors with long-standing relationships with our potential customers offer one or more of the individual products and services we offer. We expect that we will face substantial and growing competition from a number of providers of data and voice networking and transport services and products.

     A continuing trend toward business combinations and alliances in the telecommunications industry may create significant new competitors with resources far greater than ours. Technological developments may allow other companies to provide a single-source solution in competition with our product offerings. Cisco and other hardware manufacturers have designed or are designing multi-service data and voice switches that are or will be available to other providers.

     To the extent that competitors begin bundling components of our Enterprise Network Services (including data networking and the provision of customer premises equipment) into their own product offerings, we will face additional competition.

     In data services, we compete with, among others, International Network Services, Inacom Corporation, CompuCom Systems, Inc. and Norstan Consulting, Inc. In the frame relay services market, we compete with, among others, MCI WorldCom, Inc., AT&T Corporation, Frontier Communications, and Qwest Communications International, Inc. In data products, we compete with, among others, U S WEST, Inc., CompuCom and Inacom.

     In voice services, we have numerous competitors in the local and long-distance markets. Our main competitors for local voice services include the Regional Bell Operating Companies, as well as agents who resell Bell services, AT&T, MCI WorldCom and ITC/\Deltacom, Inc. and other competitive local exchange carriers. In the long-distance market, our competitors include MCI WorldCom, Qwest, Sprint Corporation and AT&T. In voice products, we compete with, among others, Norstan, Staples, Inc. and Advanced Telecommunications, Inc.

     Intensifying competition could have a material adverse effect on our business, financial condition and results of operations and on the price of our common stock.

We Are Subject to FCC and State Public Utility Commission Regulations

     We are subject to both federal and state regulation. In rendering our interstate and international telecommunications services, we must comply with federal telecommunications laws and regulations prescribed by the Federal Communications Commission. At the state level, we are subject to regulation by the various state public utility commissions.

     Among other things, the Telecommunications Act of 1996 opened the local telecommunications marketplace to competition, allowing companies like us to compete with incumbent local exchange companies. The implementation of the Telecommunications Act of 1996 is ongoing and is the subject of proceedings before the FCC, the various state public utility commissions and the courts. As a result, the regulatory framework that we operate under is unsettled. We could also become subject to additional regulatory requirements as a result of a change in our product offerings. If we are required to comply with new regulations or new interpretations of existing regulations, this compliance could have a material adverse effect on our business, financial condition and results of operations and on the price of our common stock.

Factors Exist Which Could Discourage an Acquisition of Our Company

     There are several factors that could deter an attempt to acquire our company. These factors reduce the chance that our shareholders will be able to sell their shares in an acquisition. These factors include:

       . the rights of the holders of our 13% Senior Notes to require us to repurchase their Notes if anyone acquires more than 50% of our voting stock;

       . the ability of our board of directors to issue preferred stock without any further approval being required from our shareholders;

       . the concentration of ownership of our stock by our officers and directors; and

       . the "staggered" nature of our board of directors which results in directors being elected for terms of three years.

Our Success Depends on Our Executive Officers and Employees

     Our success depends to a significant degree on the abilities and continued efforts of our senior management. Our success also will depend on our ability to attract, retain, and motivate qualified management, marketing, technical and sales personnel. These people are in high demand and often have competing employment opportunities. The labor market for engineers, technicians and sales representatives who are skilled in both voice and data communications systems is extremely competitive due to limited supply and we may lose key employees or be forced to increase their compensation. Employee turnover could significantly increase our training and other related employee costs. Additionally, there are low levels of unemployment in many of the regions in which we operate. These low levels of unemployment have led to pressure on wage rates, which can make it more difficult and costly for us to attract and retain qualified employees. The loss of key personnel, or the failure to attract additional personnel, could have a material adverse effect on our business, financial condition and results of operations and on the price of our common stock.

     Our officers and directors beneficially own approximately 25.02% of our common stock, including approximately 11.28% beneficially owned by our three founding shareholders and their families. Our founding shareholders and their families are parties to a voting agreement pursuant to which they have agreed to vote their common stock as a group. Accordingly, our officers and directors, and particularly our founding shareholders, are likely to continue to exercise substantial influence over our business and the election of members of our board of directors. This concentration of ownership may also delay or prevent an attempt to acquire our company.

We Face the Risk of System Failure

     Our operations are dependent upon our ability to support our network infrastructure and avoid damage from fires, earthquakes, floods, power losses, telecommunications failures, network software flaws, transmission cable cuts and similar unforeseen events. The occurrence of a natural disaster or other unanticipated problems at our national operations center or any of our regional centers could cause interruptions in our services. In addition, failures by our service providers could cause interruptions in our services. Any damage or failure that causes interruptions in our services could have a material adverse effect on our business, financial condition and results of operations and on the price of our common stock.

Terms of Our Indebtedness Restrict Our Corporate Activities.

     The terms of the indenture governing our 13% Senior Notes and our credit facilities restrict, and in some cases significantly limit or prohibit our ability and the ability of our subsidiaries to:

       . pay dividends and make other distributions on capital stock and redeem capital stock;

       .  incur additional indebtedness or refinance existing indebtedness;

       .  make prepayments of certain indebtedness;

       .  create liens on our assets;

       .  make investments;

       .  engage in transactions with shareholders and affiliates;

       .  engage in mergers and consolidations; and

       .  engage in sales of assets.

     We cannot assure you that the covenants in our indenture or our credit facilities will not adversely affect our ability to finance our future operations or capital needs or to engage in other business activities that may be in the best interests of our shareholders. As a result, these restrictive covenants could have a material adverse effect on our business, financial condition and results of operations and on the price of our common stock.

Possible Volatility of Our Stock Price

     The price at which our common stock is traded is volatile and may continue to fluctuate substantially due to factors such as:

       .  our historical and anticipated quarterly and annual operating results;

       . variations between our actual results and the expectations of investors and analysts;

       .  announcements by us or others and developments affecting our business;

       .  investor perceptions of our company and comparable public companies;
          and

       .  conditions and trends in data and voice communications industries.

     In particular, the stock market has from time to time experienced significant price and volume fluctuations affecting the common stocks of communications companies, like us. These fluctuations may result in a material decline in the market price of our common stock.

We Do Not Expect to Pay Dividends

     We have not declared or paid, and for the foreseeable future we do not anticipate declaring or paying, dividends on our common stock. In addition, the agreements governing our indebtedness, including the indenture for our 13% Senior Notes and our credit facilities, limit our ability to pay dividends on our common stock.

An Economic Downturn May Have an Adverse Effect on Our Company

     If the general economic health of the United States declines from recent historically high levels, or if companies fear such a decline is imminent, companies may reduce expenditures for products and services such as ours. Any decline or concern about an imminent decline in the economy could delay decisions among our customers to utilize more of our products and services or could delay decisions by prospective customers to make initial evaluations of our services. These delays would have a material adverse effect on our business, prospects, financial condition and results of operations and on the price of our common stock.

We May Face Potential Liability for Information Disseminated through Our Network

     The law relating to the liability of online service providers, private network operators and Internet service providers for information carried on or disseminated through their networks is currently unsettled. The potential liability for material carried on or disseminated through our systems which might include defamatory statements and materials infringing on copyrights, could require us to implement measures to reduce our exposure to such liability, which may require the expenditure of substantial resources or the discontinuation of certain product or service offerings. In addition, the costs incurred in defending against any claims and the potential adverse outcomes of those claims could have a material adverse effect on our business, financial condition and results of operations and on the price of our common stock.

Dilution and Shares Eligible for Future Trading

     To the extent outstanding warrants and options to purchase our common stock are exercised or additional equity securities are issued at a price below the price of a share in this offering, you may experience dilution. In addition, approximately 9,771,000 shares of our common stock became eligible for public trading on January 20, 2000 as lock-up periods expired with respect to those shares of common stock. Up to an additional 3,450,000 shares of our common stock will be eligible for public trading on April 19, 2000 as the remaining lock-up periods expire with respect to those shares of common stock.

                             SELLING SHAREHOLDERS

     The table attached as Annex I hereto sets forth, as of the date of this Prospectus or a subsequent date if amended or supplemented, (a) the name of each Selling Shareholder and (b) the number of Securities offered pursuant to this Prospectus by each Selling Shareholder. The information contained in Annex I may be amended or supplemented from time to time.

                                USE OF PROCEEDS

     We will not receive any of the proceeds from the sale of the Securities offered hereby.

                             PLAN OF DISTRIBUTION

     We are registering the Securities on behalf of the Selling Shareholders. All costs, expenses and fees in connection with the registration of the Securities offered hereby will be borne by us. Brokerage commissions and similar selling expenses, if any, attributable to the sale of Securities will be borne by the Selling Shareholders (or their donees or pledgees).

     The decision to sell any Securities is within the discretion of the holders thereof, subject generally to our policies affecting the timing and manner of sale of common stock by our affiliates. There can be no assurance that any shares will be sold by the Selling Shareholders.

     Each Selling Shareholder is free to offer and sell his or her Securities at times, in a manner and at prices as he or she determines, subject to any restrictions that may be imposed by us upon transactions involving our senior executives. The Selling Shareholders have advised us that sales of Securities may be effected from time to time in one or more types of transactions (which may include block transactions) on the NASDAQ National Market, in the over-the-counter market, in negotiated transactions, through put or call options on the Securities, through settlement of short sales of Securities, or a combination of such methods of sale, at market prices prevailing at the time of sale, or at negotiated prices. These transactions may or may not involve brokers or dealers. The Selling Shareholders have advised us that they have not entered into any agreements, understandings or arrangements with any underwriters or broker-dealers regarding the sale of their securities, nor is there an underwriter or coordinating broker acting in connection with the proposed sale of the Securities by the Selling Shareholders.

     The Selling Shareholders may effect transactions by selling Securities directly to purchasers or to or through broker-dealers, which may act as agents or principals. These broker-dealers may receive compensation in the form of discounts, concessions, or commissions from the Selling Shareholders and/or the purchasers of Securities for whom the broker-dealers may act as agents or to whom they sell as principal, or both (which compensation as to a particular broker-dealer might be in excess of customary commissions).

     The Selling Shareholders and any broker-dealers that act in connection with the sale of Securities might be deemed to be "underwriters" within the meaning of Section 2(11) of the Securities Act, and any commissions received by the broker-dealers and any profit on the resale of the Securities sold by them while acting as principals might be deemed to be underwriting discounts or commissions under the Securities Act. The Selling Shareholders may agree to indemnify any agent, dealer or broker-dealer that participates in transactions involving sales of the Securities against certain liabilities including liabilities arising under the Securities Act.

     Because Selling Shareholders may be deemed to be "underwriters" within the meaning of Section 2(11) of the Securities Act, the Selling Shareholders will be subject to the prospectus delivery requirements of the Securities Act.

     We have informed the Selling Shareholders that the anti-manipulative provisions of Regulation M promulgated under the Exchange Act may apply to their sales in the market.

     Selling Shareholders also may resell all or a portion of the Securities in open market transactions in reliance upon Rule 144 under the Securities Act, provided they meet the criteria and conform to the requirements of Rule 144.

     Upon being notified by the Selling Shareholder(s) of any substantive change(s) in the plan of distribution (which may include information regarding any material arrangement that has been entered into with a broker-dealer for the sale of Securities through a cross or block trade, the name of the participating broker-dealer(s), the number of Securities involved, the price at which the Securities were sold by the Selling Shareholders, the commissions paid or discounts or concessions allowed by the Selling Shareholders to their broker-dealer(s), and, where applicable, that the broker-dealer(s) did not conduct any investigation to verify the information set out in the prospectus), we will file a supplemental prospectus under Rule 424(c) of the Securities Act, setting forth the updated information.

                                 LEGAL MATTERS

     Certain legal matters will be passed upon for the Company by Gibson, Dunn & Crutcher LLP, Denver, Colorado. The partner of Gibson, Dunn & Crutcher LLP in charge of the engagement owns 10,000 shares of common stock.

     No dealer, sales representative or any other person has been authorized to give any information or to make any representation not contained in this Prospectus in connection with this offering other than those contained in this Prospectus, and if given or made, such information or representation must not be relied upon as having been authorized by us or the Selling Shareholders. This Prospectus does not constitute an offer to sell, or a solicitation of any offer to buy, common stock by anyone in any jurisdiction in which an offer or solicitation is not authorized, or in which the person making an offer or solicitation is not qualified to do so, or to any person to whom it is unlawful to make such an offer or solicitation. Neither the delivery of this Prospectus nor any sale made hereunder shall, under any circumstances, create an implication that the information contained in this Prospectus is correct as of any time after the date of this Prospectus.

                                    ANNEX I


     Selling Shareholder*               Shares To Be Offered Hereby
----------------------------        ------------------------------------

     William Wood Alberts                      2,830
     Philip G. Allen                           3,384
     James G. Bainter                          1,581
     Brian E. Beatty                           1,076
     Dale R. Bentlage                          1,013
     James A. Bishop                           1,638
     Bruce A. Boland                           2,798
     Eugene M. Boyd                            1,390
     Vicki L. Bramble                          1,000
     Keith V. Burge                            3,762
     Charles A Coppola Jr.                     1,482
     Paul E. Doyle                             1,304
     Richard Durante                           1,071
     Randy B. Egger                            1,063
     John R. Evans                             3,783
     Martin E. Freidel                         2,135
     William J. Frommelt                       1,040
     David W. Gerzema                          1,150
     Brian D. Goodfellow                       1,942
     Daniel J. Greco                           1,842
     Robert G. Harrison                        1,483
     Thomas L. Hewett                          1,369
     Barry B. Howard                           1,750
     Christopher C. Howard                     1,624
     Thomas M. Kennedy                         1,383
     Peter N. Kopp II                          1,764
     David A. Korba                            2,896
     Van K. Kotter                             1,640
     Andre J. Loveland                         1,439
     Christopher D. Mach                       3,266
     Timothy J. Mahoney                        2,207
     Brian J. Mcmanus                          3,183
     Timothy N. Penfield                       1,035
     Abigail T. Pfeiffer                       2,132
     John James Phibbs Jr.                     2,990
     Charlene E. Pinell                        1,720
     Sharon M. Pooley                          1,096
     Michael A. Porazzo                        1,220
     John W. Reedy                             2,487
     Allan J. Reiter                           2,019
     Joanne M. Robel                           1,282
     David A. Rovai                            1,301
     John Schlepphorst                         1,843
     Jonathan D. Schultz                       1,256
     Timothy W. Schulz                         1,471
     Kenneth P. Schwartz                       1,109
     Scott E. Smith                            1,248
     Jeffry R. Taylor                          1,030
     Gregory R. Tennant                        1,060
     Joseph H. Trimbach                        1,287
     Patrick J. Von Tscharner                  1,714
     Clinton J. Wilson                         1,388
     Michael G. Wohlenhaus                     1,975

*In addition, unnamed shareholders who are not our affiliates, as defined by Rule 405 under the Securities Act, may also sell an aggregate of 232,205 shares of common stock pursuant to this Prospectus, provided that each of those shareholders holds less than 1,000 shares.

                                    PART II

              INFORMATION REQUIRED IN THE REGISTRATION STATEMENT


Item 3.  Incorporation of Documents by Reference.

     The following documents previously filed by us with the Securities and Exchange Commission pursuant to the Securities Exchange Act of 1934, or as otherwise indicated, are incorporated herein by reference:

1. Our Prospectus filed on July 20, 1999 pursuant to Rule 424(b) of the Securities Act;

2.   The Plan's Annual Report on Form 11-K for the year ended December 31, 1998;

3. Our Quarterly Reports on Form 10-Q/A for the quarters ended March 31, 1999 and June 30, 1999 and our Quarterly Report on Form 10-Q for the quarter ended September 30, 1999;

4.   Our Current Report on Form 8-K filed on August 19, 1999; and

5. The description of the common stock contained in our Registration Statement on Form S-1 (Registration No. 333-78483) under the caption "Description of Capital Stock".

     All reports and other documents that we file pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act are incorporated by reference in this registration statement and are a part of this registration statement from the dates of filing of the reports and documents, if the reports and other documents are filed prior to the filing of a post-effective amendment which indicates that all securities offered by this registration statement have been sold, or the securities which have not yet been sold are deregistered. Any statement contained in a document incorporated or deemed to be incorporated by reference in this registration statement shall be deemed to be modified or superseded for purposes of this registration statement to the extent that the statement is modified or superseded by a new statement. Any statement that is modified or superseded shall not be, except as modified or superseded, a part of this registration statement.

Item 4.  Description of Securities.

     Not applicable.

Item 5.  Interests of Named Experts and Counsel.

     The partner of Gibson, Dunn & Crutcher LLP in charge of the engagement owns 10,000 shares of common stock.

Item 6.  Indemnification of Directors and Officers.

     Reference is made to C.R.S. (S) 7-108-102 (1994), which provides for indemnification of directors, officers and other employees in certain circumstances, and to C.R.S. (S) 7-108-402 (1994), which provides for the elimination or limitation of the personal liability for monetary damages of directors under certain circumstances. Our Amended and Restated Articles of Incorporation eliminate the personal liability for monetary damages of directors under certain circumstances and provides indemnification to our directors and officers to the fullest extent permitted by the Colorado Business Corporation Act. Among other things, these provisions provide indemnification for officers and directors against liabilities for judgments in and settlements of lawsuits and other proceedings and for the advance and payment of fees and expenses reasonably incurred by the director or officer in defense of any such lawsuit or proceeding.

Item 7.  Exemptions from Registration Claimed.

     The restricted securities offered for resale by means of this prospectus were originally issued by us in reliance upon the exemption from the registration requirements of the Securities Act provided by Section 4(2) of the Securities Act. Such securities were issued to certain employees in transactions not involving public offerings in the form of payments by us to the Plan which were neither voluntary or contributory on the part of employees.

Item 8.  Exhibits.

     The exhibits listed on the accompanying Exhibit Index are filed or incorporated by reference as part of this registration statement.

Item 9.  Undertakings.

     (1)  We undertake:

          (a) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

               (i) To include any prospectus required by section 10(a)(3) of the Securities Act;

               (ii) To reflect in the prospectus any facts or events arising after the effective date of this registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represents a fundamental change in the information set forth in this registration statement;

               (iii) To include any material information with respect to the plan of distribution not previously disclosed in this registration statement or any material change to such information in this registration statement;

     provided, however, that paragraphs (1)(a)(i) and (1)(a)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports that are filed by us pursuant to
Section 13 or Section 15(d) of the Exchange Act and that are incorporated by reference in this registration statement.

     (b) That, for the purpose of determining any liability under the Securities Act, each post-effective amendment shall be deemed to be a new registration statement relating to the securities offered in the amendment, and the offering of those securities at that time shall be deemed to be the initial bona fide offering of those securities.

     (c) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     (2) We also undertake that, for purposes of determining any liability under the Securities Act, each filing of the Company's annual report pursuant to
Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (3) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission this indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against liabilities (other than payment by us of expenses incurred or paid by a director, officer or controlling person in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether indemnification by us is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                  SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Englewood, State of Colorado, on February 4, 2000.

                              CONVERGENT COMMUNICATIONS, INC.


                              By: /s/ John R. Evans
                                  -------------------------------
                                  Name:  John R. Evans
                                  Title: Chief Executive Officer


                               POWER OF ATTORNEY

     Each person whose signature appears below constitutes and appoints Martin
E. Freidel, his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.


    Signature                     Title                            Date
    ---------                     -----                            ----

 /s/ John R. Evans       Chairman, Chief Executive          February 4, 2000
-----------------------
  John R. Evans          Officer and Director (Principal
                         Executive Officer)


 /s/ Brian R. Ervine     Chief Financial Officer and        February 4, 2000
-----------------------
                         Treasurer (Principal Financial
  Brian R. Ervine        and Accounting Officer)


 /s/ Keith V. Burge      President, Chief Operating         February 4, 2000
-----------------------
  Keith V. Burge         Officer and Director


 /s/ Philip G. Allen     Executive Vice President,          February 4, 2000
-----------------------
  Philip G. Allen        Secretary and Director

                                Director                    February 4, 2000
--------------------------
  J. Thomas Markley


 /s/ Richard G. Tomlinson       Director                    February 4, 2000
--------------------------
  Richard G. Tomlinson


                                Director                    February 4, 2000
--------------------------
  Spencer I. Browne


 /s/ Michael J. Marocco         Director                    February 4, 2000
--------------------------
  Michael J. Marocco


Pursuant to the requirements of the Securities Act of 1933, the Convergent Communications 401(k) Savings Plan has duly caused this Registration Statement to be signed on its behalf by the undersigned, there unto duly authorized, in the city of Englewood, State of Colorado, on February 4, 2000.


                           CONVERGENT COMMUNICATIONS, INC. 401(k) SAVINGS PLAN

                           By:   /s/ John R. Evans
                              --------------------------
                              Name:  John R. Evans
                              Title: Trustee

                                 EXHIBIT INDEX

Exhibit                 Description
-------                 -----------
Number
------

4.1    Amended and Restated Articles of Incorporation of
       Convergent Communications, Inc., incorporated herein by reference to Exhibit 3.1 of the Company's Registration
       Statement on Form S-4 (Reg. No. 333-5393)

4.2 Bylaws of Convergent Communications, Inc., incorporated herein by reference to Exhibit 3.2 of the Company's
       Registration Statement on Form S-4 (Reg. No. 333-5393)

4.3 Articles of Amendment to the Amended and Restated Articles of Incorporation of Convergent Communications, Inc., incorporated herein by reference to Exhibit 3.3 of the Company's Registration Statement on Form S-1 (Reg. No. 333-78483)

4.4 Second Articles of Amendment to the Amended and Restated Articles of Incorporation of Convergent Communications, Inc., incorporated herein by reference to Exhibit 3.3 of the Company's Registration Statement on Form S-1 (Reg. No. 333-78483)

4.5 Third Articles of Amendment to the Amended and Restated Articles of Incorporation of Convergent Communications, Inc., incorporated herein by reference to Exhibit 3.3 of the Company's Registration Statement on Form S-1 (Reg. No. 333-78483)

5.1    Opinion of Gibson, Dunn & Crutcher LLP

23.1   Consent of Gibson, Dunn & Crutcher LLP (included in
       Exhibit 5.1).

23.2   Consent of PricewaterhouseCoopers LLP

24.1 Power of Attorney (included on signature page of this Registration Statement)